UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                    OMB APPROVAL

                                                           OMB Number: 3235-0145
                                                      Expires: December 31, 2005

                                                        Estimated average burden
                                                       hours per response.....11

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*


                         MEMC Electronic Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   552715-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


           David A. Spuria                              Julia Ogita Chang                                 Linda D. Barker
           Texas Pacific Group                       Leonard Green & Partners, L.P.                      The TCW Group, Inc.
     301 Commerce Street, Suite 3300            11111 Santa Monica Boulevard, Suite 2000          865 S. Figueroa Street, Suite 1800
           Fort Worth, TX 76102                           Los Angeles, CA 90025                         Los Angeles, CA 90017
              (817) 871-4000                                 (310) 954-0438                                 (213) 244-0000

                                                                 With copies to:


                                             Howard A. Sobel, Esq.                                         Richard A. Boehmer, Esq.
                                                Latham & Watkins       Jennifer Bellah Maguire, Esq.        O'Melveny & Myers LLP
            Paul J. Shim, Esq.                 885 Third Avenue,        Gibson, Dunn & Crutcher LLP         400 South Hope Street
   Cleary Gottlieb Steen & Hamilton LLP            Suite 1000             333 South Grand Avenue                 Los Angeles,
            One Liberty Plaza                  New York, NY 10022          Los Angeles, CA 90071              California  90071
            New York, NY 10006                   (212) 906-1200               (213) 229-7000                    (213) 430-6000
              (212) 225-2000
------------------------------------------------------------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                                         February 17, 2005
------------------------------------------------------------------------------------------------------------------------------------
                                       (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (11-02)

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 2 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TPG Wafer Holdings LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    00 - Contributions of Partners of Affiliates

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 3 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TPG Wafer Partners LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    00 - Contributions of Partners of Affiliates

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 4 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TPG Advisors III, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 5 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    T3 Advisors, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 6 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    T3 Advisors II, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 7 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Green Equity Investors III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    OO - Contribution of Partners

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 8 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Green Equity Investors Side III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    OO - Contribution of Partners

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 9 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GEI Capital III, LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO - Limited Liability Company

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 10 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    LGP Management, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 11 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Leonard Green & Partners, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 12 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine Partners III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 13 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine Trust III

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Trust)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 14 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The TCW Group, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Nevada
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    HC, CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 15 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW Asset Management Company

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    HC, CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 16 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine III, LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 17 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine Partners III Netherlands, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 76,393,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             76,393,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    76,393,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    33.9% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                  This Amendment No. 9 (this "Amendment") supplements Items 4, 6 and 7 and amends and restates Item 5 of the Schedule 13D (the "Schedule") filed on November 23, 2001, as amended by Amendment No. 1 filed on January 31, 2002, Amendment No. 2 filed on August 9, 2002, Amendment No. 3 filed on September 30, 2002, Amendment No. 4 filed on May 22, 2003, Amendment No. 5 filed on June 3, 2003, Amendment No. 6 filed on September 19, 2003, Amendment No. 7 filed on February 17, 2004 and Amendment No. 8 filed on January 5, 2005 by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.           Purpose of Transaction.
                  ----------------------

                  Sale of Common Stock.

                  On February 17, 2005, the Company and TPG Wafer Holdings LLC ("Wafer Holdings") entered into an underwriting agreement (the "Underwriting Agreement") with Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., JMP Securities LLC, Needham & Company, Inc. and each of the other underwriters named in Schedule 1 thereto (the "Underwriters"). Pursuant to the Underwriting Agreement, and under a registration statement of the Company on Form S-3 (File No. 333-122520) and a registration statement on Form S-3 (File No. 333-122864) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and amendments and supplements thereto filed with the Securities and Exchange Commission (collectively, the "Registration Statement"), Wafer Holdings sold 57,000,000 shares of Common Stock to the Underwriters, with a public offering price of $11.50 per share, less an underwriting discount of $0.4888 per share. The sale was settled on February 23, 2005. Wafer Holdings also granted to the Underwriters a 30-day option to purchase an additional 8,550,000 shares of Common Stock to cover over-allotments.

                  Exercise of Over-Allotment Option.

                  Pursuant to the Underwriting Agreement and the Registration Statement, on February 18, 2005, the Underwriters exercised their option to purchase from Wafer Holdings an additional 8,550,000 shares of Common Stock with a public offering price of $11.50 per share, less an underwriting discount of $0.4888 per share, to cover over-allotments. The over-allotment sale was settled on February 24, 2005.

Item 5.           Interest in Securities of the Issuer.
                  ------------------------------------

                  Item 5 is hereby amended and restated in its entirety to read as follows:

                  (a), (b) The Reporting Persons may be deemed to beneficially own, and have shared voting and dispositive power with respect to, up to 76,393,193 shares of Common Stock, representing in the aggregate approximately 33.9% of the outstanding shares of Common Stock. The number of outstanding shares of Common Stock includes 208,393,900 shares of Common Stock reported to be outstanding as of December 31, 2004 in the Registration Statement and assumes the exercise in full of the Warrants to purchase 16,666,667 shares of Common Stock.

                  Each of the Reporting Persons may be deemed to be part of one or more "groups" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, but disclaims that status.

                  (c) Except as described herein, no transactions in shares of Common Stock of the Company were effected during the past 60 days by the Reporting Persons and the TPG Controlling Persons or to the best of their knowledge, by any of the individuals identified in Item 2.

                  (d) Not applicable.

                  (e) Not applicable.

Item 6.           Contracts, Arrangements, Understandings or Relationships
                  --------------------------------------------------------
                   with Respect to Securities of the Issuer.
                  -----------------------------------------

                  Lock-up Agreement.

                  On February 7, 2005, Wafer Holdings and the Underwriters entered into a lock-up letter agreement (the "Lock-Up Letter Agreement") in connection with the sale of Common Stock described above under Item 4. The provisions of the Lock-Up Letter Agreement are set forth as an exhibit to this Amendment, and are incorporated herein in their entirety by this reference in response to this Item 6.

Item 7.           Material to be Filed as Exhibits.
                  --------------------------------

Exhibit 32 Underwriting Agreement dated February 17, 2005 by and among MEMC Electronic Materials, Inc., TPG Wafer Holdings LLC, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., JMP Securities LLC, Needham & Company, Inc. and each of the other underwriters named in Schedule 1 thereto.

Exhibit 32a Lock-Up Letter Agreement, dated as of February 7, 2005, from TPG Wafer Holdings LLC to Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., JMP Securities LLC and Needham & Company, Inc. as representatives of the underwriters named in Schedule 1 to the Underwriting Agreement.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated:  February   , 2005

                                           TPG WAFER HOLDINGS LLC


                                           By:  /s/ John E. Viola
                                                ---------------------------
                                                Name:  John E. Viola
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated:  February   , 2005

                                           TPG WAFER PARTNERS LLC


                                           By:  /s/ John E. Viola
                                                ---------------------------
                                                Name:  John E. Viola
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated:  February   , 2005

                                           TPG ADVISORS III, INC.


                                           By:  /s/ John E. Viola
                                                ---------------------------
                                                Name:  John E. Viola
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated:  February   , 2005

                                           T3 ADVISORS, INC.


                                           By:  /s/ John E. Viola
                                                ---------------------------
                                                Name:  John E. Viola
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated:  February   , 2005

                                           T3 ADVISORS II, INC.


                                           By:  /s/ John E. Viola
                                                ---------------------------
                                                Name:  John E. Viola
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated:  February   , 2005

                                           GREEN EQUITY INVESTORS III, L.P.

                                           By:  GEI Capital III, LLC, its
                                                General Partner


                                           By:   /s/ John Danhakl
                                                ---------------------------
                                           Name:  John Danhakl
                                           Title: Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, LLC is true, complete and correct.

Dated:  February   , 2005

                                           GEI CAPITAL III, LLC



                                           By:   /s/ John Danhakl
                                                ---------------------------
                                           Name:  John Danhakl
                                           Title: Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated:  February   , 2005

                                           LGP MANAGEMENT, INC.



                                           By:   /s/ John Danhakl
                                                ---------------------------
                                           Name:  John Danhakl
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated:  February   , 2005

                                           LEONARD GREEN & PARTNERS, L.P.

                                           By:   LGP Management, Inc., its
                                                 General Partner



                                           By:   /s/ John Danhakl
                                                ---------------------------
                                           Name:  John Danhakl
                                           Title: Vice President


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated:  February   , 2005

                                           GREEN EQUITY INVESTORS SIDE III, L.P.

                                           By:   GEI Capital III, LLC, its
                                                General Partner


                                           By:   /s/ John Danhakl
                                                ---------------------------
                                           Name:  John Danhakl
                                           Title: Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated:  February   , 2005

                                            TCW/CRESCENT MEZZANINE PARTNERS III,
                                            L.P.


                                            By: TCW/Crescent Mezzanine III, LLC,
                                                its general partner


                                            By:   /s/ Linda D. Barker
                                                 ---------------------------
                                            Name:  Linda D. Barker
                                            Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III Netherlands, L.P. is true, complete and correct.

Dated:  February   , 2005

                                            TCW/CRESCENT MEZZANINE PARTNERS III
                                            NETHERLANDS, L.P.


                                            By: TCW/Crescent Mezzanine III, LLC,
                                                its general partner


                                            By:   /s/ Linda D. Barker
                                                 ---------------------------
                                            Name:  Linda D. Barker
                                            Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated:  February   , 2005

                                            TCW/CRESCENT MEZZANINE TRUST III


                                            By: TCW/Crescent Mezzanine III,
                                                LLC, its managing owner


                                            By:   /s/ Linda D. Barker
                                                 ---------------------------
                                            Name:  Linda D. Barker
                                            Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated:  February   , 2005

                                            THE TCW GROUP, INC.


                                            By:   /s/ Linda D. Barker
                                                 ---------------------------
                                                Name:  Linda D. Barker
                                                Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated:  February   , 2005

                                            TCW ASSET MANAGEMENT COMPANY


                                            By:   /s/ Linda D. Barker
                                                 ---------------------------
                                                Name:  Linda D. Barker
                                                Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated:  February   , 2005

                                            TCW/CRESCENT MEZZANINE III, LLC


                                            By:   /s/ Linda D. Barker
                                                 ---------------------------
                                                Name:  Linda D. Barker
                                                Title: Authorized Signatory